Exhibit 24(b)(1)(c)
THE COMMONWEALTH OF MASSACHUSETTS
MICHAEL JOSEPH CONNOLLY
SECRETARY OF THE COMMONWEALTH
STATE HOUSE - BOSTON, MA
SUPPLEMENT TO DECLARATION OF TRUST
 We, J. Gary Burkhead, Senior Vice President and Arthur S. Loring,
Secretary of
FIDELITY U.S. TREASURY MONEY MARKET FUND
82 DEVONSHIRE STREET
BOSTON, MASSACHUSETTS 02109
do certify that, in accordance with ARTICLE XII, SECTION 7 of the Declaration of Trust of FIDELITY U.S. TREASURY MONEY MARKET FUND the following Supplement to said Declaration of Trust was duly adopted by the Board of Trustees pursuant to a unanimous written consent dated May 18, 1990.
VOTED: That the Declaration of Trust dated September 9, 1989 be, and it hereby is, amended as follows:
  That Article 1, Section 1 of the Declaration of Trust of this Trust shall
be amended    to read as follows:
 "This Trust shall be known as `Spartan U.S. Treasury Money Market Fund'." That Article 1, Section 2(b) of the Declaration of Trust of this Trust shall be amended to read as follows:
"The `Trust' refers to `Spartan U.S. Treasury Money Market Fund'."

The foregoing Supplement to the Declaration of Trust will become effective August 10, 1990 so long as this Supplement is filed in accordance with Chapter 182, Section 2, of the General Laws.
IN WITNESS whereof and under the penalties of perjury, we have hereunto signed our names this 15th day of August in the year of 1990.
/s/J. Gary Burkhead    /s/Arthur S. Loring
J. Gary Burkhead                             Arthur S. Loring
Senior Vice President                        Secretary